Exhibit 3.1

FIFTEENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZYNGA INC.

Zynga Inc., a Delaware corporation, hereby certifies that:

1. The name of the corporation is Zynga Inc. The corporation filed its original Certificate of Incorporation with the Secretary of State on October 26, 2007 under the name Presidio Media Inc.

2. This Fifteenth Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the corporation’s outstanding stock in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Fifteenth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: September 14, 2011

ZYNGA INC.

By:	//s// Mark Pincus
Mark Pincus, President and Chief Executive Officer

EXHIBIT A

FIFTEENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZYNGA INC.

ARTICLE I

NAME

The name of the corporation is Zynga Inc.

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED STOCK

1. Authorized Shares. This Corporation is authorized to issue three classes of shares, designated “Common Stock”, “Preferred Stock” and “Post-IPO Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 2,020,517,472 shares, $0.00000625 par value per share, 1,100,000,000 of which are designated “Class A Common Stock”, 900,000,000 of which are designated “Class B Common Stock” and 20,517,472 of which are designated “Class C Common Stock.” The total number of shares of Preferred Stock authorized to be issued is 399,822,180 shares, $0.00000625 par value per share, 95,400,240 of which are designated “Series A Preferred Stock”, 40,207,312 of which are designated “Series A-1 Preferred Stock”, 59,391,296 of which are designated “Series B Preferred Stock”, 3,200,000 of which are designated “Series B-1 Preferred Stock”, 48,163,080 of which are designated “Series B-2 Preferred Stock”, 53,460,252 of which are designated “Series C Preferred Stock”, and 100,000,000 of which are designated “Series Z Preferred Stock”. The total number of shares of Post-IPO Preferred Stock authorized to be issued is 2,000,000 shares, $0.00000625 par value per share.

Upon the acceptance of this Amended and Restated Certificate of Incorporation for filing with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class A Common Stock of the Company outstanding immediately prior to the Effective Time shall, without any further action by any stockholder, be redesignated as, and shall become, one share of Class B Common Stock, and each share of Class B Common Stock of the Company outstanding immediately prior to the Effective Time shall, without any further action by any stockholder, be redesignated as, and shall become, one share of Class C Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Class A Common Stock shall from and after the Effective Time be deemed to represent shares of Class B Common Stock, without the need for surrender or exchange thereof. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Class B Common Stock shall from and after the Effective Time be deemed to represent shares of Class C Common Stock, without the need for surrender or exchange thereof.

2. Post-IPO Preferred Stock. The Post-IPO Preferred Stock may be issued from time to time in one or more series following the closing of a Qualified IPO. The Board is hereby expressly authorized, following the closing of a Qualified IPO, to provide for the issue of all or any of the shares of the Post-IPO Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law. The Board is also expressly authorized, following the closing of a Qualified IPO, to increase or decrease the number of shares of any series of Post-IPO Preferred Stock subsequent to the issuance of shares of that series of Post-IPO Preferred Stock, but not below the number of shares of such series of Post-IPO Preferred Stock then outstanding. In case the number of shares of any series of Post-IPO Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Post-IPO Preferred Stock. Following the closing of a Qualified IPO, the number of authorized shares of Post-IPO Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the corporation entitled to vote thereon, without a separate vote of the holders of the Post-IPO Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Post-IPO Preferred Stock.

ARTICLE V

TERMS OF CLASSES AND SERIES

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and Common Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions apply;

1.1 “Amended and Restated Certificate of Incorporation” shall mean this Fifteenth Amended and Restated Certificate of Incorporation of the Corporation.

1.2 “Board” shall mean the Board of Directors of the Corporation.

1.3 “Class A Common Stock” shall mean the Class A Common Stock, $0.00000625 par value per share, of the Corporation.

1.4 “Class B Common Stock” shall mean the Class B Common Stock, $0.00000625 par value per share, of the Corporation.

1.5 “Class C Common Stock” shall mean the Class C Common Stock, $0.00000625 par value per share, of the Corporation.

1.6 “Common Stock” shall mean the Class A Common Stock, Class B Common Stock and the Class C Common Stock.

1.7 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.8 “Corporation” shall mean Zynga Inc.

1.9 “Disability” means permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Disability, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

1.10 “Dividend Rate” shall mean $0.004515 per share per annum for the Series A Preferred Stock, $0.01 per share per annum for the Series A-1 Preferred Stock, $0.033675 per share per annum for the Series B Preferred Stock, $0.379686 per share per annum for the Series B-1 Preferred Stock, $0.514915 per share per annum for the Series B-2 Preferred Stock, an amount equal to 8% of the Original Issue Price per share per annum for the Series C Preferred Stock, and $0.0004 per share per annum for the Series Z Preferred Stock (each as adjusted for any stock splits, combinations, stock dividends, recapitalizations or the like with respect to such series of Preferred Stock).

1.11 “Final Conversion Date” means 5:00 p.m. in New York City, New York on the first day falling on or after the date on which the outstanding shares of Class B Common Stock and Class C Common Stock together represent less than 10% of the total voting power of the shares of the Corporation then entitled to vote.

1.12 “Founder” means Mark Pincus.

1.13 “Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock is issued by the Corporation.

1.14 “Original Issue Price” shall mean (i) $0.0564375 per share for the Series A Preferred Stock, (ii) $0.125 per share for the Series A-1 Preferred Stock, (iii) $0.4209375 per share for the Series B Preferred Stock, (iv) $4.746075 per share for the Series B-1 Preferred Stock, (v) $6.436465 per share for the Series B-2 Preferred Stock, (vi) $14.029155 per share for the Series C Preferred Stock, and (vii) $0.005 per share for the Series Z Preferred Stock. The Original Issue Price shall be adjusted for any stock splits, combinations, stock dividends, recapitalizations or the like, with respect to such series of Preferred Stock; provided, however, that such price shall not be so adjusted for the purposes of Article V, Section 5.8 below regarding the calculation of the conversion ratio of the Preferred Stock.

1.15 “Permitted Repurchases” shall mean the repurchase by the Corporation of (A) shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a Subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at cost, or, if lower, at fair market value, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares or (B) to the extent approved by the Board, shares of its capital stock in an aggregate amount of up to $250 million subsequent to the Original Issue Date.

1.16 “Permitted Transfer” shall mean a Transfer by a Senior Common Stockholder, for tax or estate planning purposes, to any of the persons or entities listed in clauses (a) through (f) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Senior Common Stockholder and/or any other Permitted Transferee established by or for such Senior Common Stockholder:

(a) a trust for the benefit of such Senior Common Stockholder or persons other than the Senior Common Stockholder so long as the Senior Common Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Senior Common Stockholder and, provided, further, that in the event such Senior Common Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock held by such trust, all shares of Class B Common Stock and/or Class C Common Stock then held by such trust shall automatically convert into fully paid and nonassessable shares of Class A Common Stock on the terms set forth in Section 5;

(b) a trust under the terms of which such Senior Common Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the Senior Common Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock held by such trust; provided, however, that in the event the Senior Common Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock held by such trust, all shares of Class B Common Stock and/or Class C Common Stock then held by such trust shall automatically convert into fully paid and nonassessable shares of Class A Common Stock on the terms set forth in Section 5;

(c) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Senior Common Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Senior Common Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock held in such account, plan or trust, and provided, further, that in the event the Senior Common Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock then held in such account, plan or trust, all shares of Class B Common Stock and/or Class C Common Stock then held in such account, plan or trust shall automatically convert into fully paid and nonassessable shares of Class A Common Stock on the terms set forth in Section 5;

(d) a corporation in which such Senior Common Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Senior Common Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock held by such corporation; provided that in the event the Senior Common Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Senior Common Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock then held by such corporation, all shares of Class B Common Stock and/or Class C Common Stock then held by such corporation shall automatically convert into fully paid and nonassessable shares of Class A Common Stock on the terms set forth in Section 5;

(e) a partnership in which such Senior Common Stockholder directly, or indirectly through one or more Permitted Transferees, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Senior Common Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock held by such partnership; provided that in the event the Senior Common Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Senior Common Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock held by such partnership, all shares of Class B Common Stock and/or Class C Common Stock then held by such partnership shall automatically convert into fully paid and nonassessable shares of Class A Common Stock on the terms set forth in Section 5; or

(f) a limited liability company in which such Senior Common Stockholder directly, or indirectly through one or more Permitted Transferees, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Senior Common Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock held by such limited liability company; provided that in the event the Senior Common Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Senior Common Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and/or Class C Common Stock held by such limited liability company, all shares of Class B Common Stock and/or Class C Common Stock then held by such limited liability company shall automatically convert into fully paid and nonassessable shares of Class A Common Stock on the terms set forth in Section 5.

1.17 “Post-IPO Preferred Stock” shall mean the Post-IPO Preferred Stock, $0.00000625 per share, of the Corporation.

1.18 “Preferred Stock” shall mean the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock and the Series Z Preferred Stock.

1.19 “Senior Common Stockholder” means any registered holder of a share of Class B Common Stock and/or Class C Common Stock as of immediately after the filing of this Amended and Restated Certificate of Incorporation.

1.20 “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.00000625 par value per share, of the Corporation.

1.21 “Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, $0.00000625 par value per share, of the Corporation.

1.22 “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.00000625 par value per share, of the Corporation.

1.23 “Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, $0.00000625 par value per share, of the Corporation.

1.24 “Series B-2 Preferred Stock” shall mean the Series B-2 Preferred Stock, $0.00000625 par value per share, of the Corporation.

1.25 “Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.00000625 par value per share, of the Corporation.

1.26 “Series Z Preferred Stock” shall mean the Series Z Preferred Stock, $0.00000625 par value per share, of the Corporation.

1.27 “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

1.28 “Transfer” of a share of capital stock of the Corporation shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer”: (a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders; (b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with the Corporation and/or its stockholders that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (c) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; or (d) the voting of any shares of capital stock of the Corporation pursuant to, or any amendment or amendment and restatement of, or waiver of any provision of, the Sixth Amended and Restated Voting Agreement dated on June 15, 2011 by and among the Corporation and the stockholders of the Corporation identified therein, as such agreement may be amended and restated from time to time, and any other persons or entities that may become parties thereto.

1.29 “Voting Control” with respect to a share of Class B Common Stock shall mean the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise, and with respect to a share of Class C Common Stock shall mean the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class C Common Stock by proxy, voting agreement, or otherwise.

2. Dividend Rights.

2.1 Dividend Preference. In each calendar year, the holder of each share of then-outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for the series of Preferred Stock to which such share of Preferred Stock belongs, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid whether in cash or property with respect to the Common Stock, and the Corporation will make no distributions on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock (other than Permitted Repurchases), during any calendar year unless dividends in the total amount of the annual Dividend Rate for the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, and Series Z Preferred Stock shall have first been paid or declared and set apart for payment to the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred

Stock, and Series Z Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Preferred Stock in any amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

2.2 Participation Rights. If, after dividends in the full preferential amounts specified in Section 2.1 above for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Class A Common Stock, Class B Common Stock, Class C Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock, Class B Common Stock and Class C Common Stock are to be treated for this purpose as holding the greatest whole number of shares of Class A Common Stock then issuable upon conversion of all shares of Preferred Stock, Class B Common Stock and Class C Common Stock held by such holder calculated in accordance with Section 5 hereof.

2.3 Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation (including, without limitation, any such deemed liquidation events as provided in Section 3.6), whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

3.1 Series C Preferred Stock. The holder of each share of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Series Z Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock or Common Stock), an amount per share equal to the greater of (A) the Original Issue Price of such share of Series C Preferred Stock plus all declared but unpaid dividends on such share of Preferred Stock and (B) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up of the Corporation (including, without limitation, any such deemed liquidation events as provided in Section 3.6) if all outstanding shares of Series C Preferred Stock were converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation (including, without limitation, any such deemed liquidation events as provided in Section 3.6), the Available Funds and Assets to be distributed to the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such stockholders of their full preferential amount described in this Section 3.1, then all of the Available Funds and Assets shall be distributed ratably among the holders of the then-outstanding Series C Preferred Stock in proportion to the respective amounts that would be payable if the total preferential amounts that would be owed to such holders under this Section 3.1 in respect of such shares held by them were payable in full.

3.2 Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock. After the full satisfaction of the Corporation’s obligations under Section 3.1 above, the holder of each share of Series B Preferred Stock, Series B-1 Preferred Stock, and Series B-2 Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets and prior and in preference to any payment or distribution (or setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Series Z Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock or Common Stock), an amount per share equal to the greater of (A) the Original Issue Price of such series of Preferred Stock plus all declared but unpaid dividends on such share of Preferred Stock and (B) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up of the Corporation (including, without limitation, any such deemed liquidation events as provided in Section 3.6) if all outstanding shares of such Preferred Stock were converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation (including, without limitation, any such deemed liquidation events as provided in Section 3.6), and after satisfaction of the Corporation’s obligations under Section 3.1 above, the Available Funds and Assets to be distributed to the holders of the Series B Preferred Stock, Series B-1 Preferred Stock, and Series B-2 Preferred Stock shall be insufficient to permit the payment to such stockholders of their full preferential amount described in this Section 3.2, then the entire Available Funds and Assets remaining after satisfaction of the Corporation’s obligations under Section 3.1 above shall be distributed ratably among the holders of the then-outstanding Series B Preferred Stock, Series B-1 Preferred Stock, and Series B-2 Preferred Stock in proportion to the respective amounts that would be payable if the total preferential amounts that would be owed to such holders under this Section 3.2 in respect of such shares held by them were payable in full.

3.3 Series A Preferred Stock and Series A-1 Preferred Stock. After the full satisfaction of the Corporation’s obligations under Sections 3.1 and 3.2 above, the holder of each share of Series A Preferred Stock and Series A-1 Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Series Z Preferred Stock or Common Stock, an amount per share equal to the greater of (A) the Original Issue Price of such series of Preferred Stock to which such share of Preferred Stock belongs plus all declared but unpaid dividends on such share of Preferred Stock and (B) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up of the Corporation (including, without limitation, any such deemed liquidation events as provided in Section 3.6) if all outstanding shares of such Preferred Stock were converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation (including, without limitation, any such deemed liquidation events as provided in Section 3.6), and after satisfaction of the Corporation’s obligations under Section 3.1 and 3.2 above, the remaining Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock and Series A-1 Preferred Stock of their full preferential amount described in this Section 3.3, then the entire Available Funds and Assets remaining after satisfaction of the Corporation’s obligations under Section 3.1 and 3.2 above shall be distributed ratably among the holders of the then-outstanding Series A Preferred Stock and Series A-1 Preferred Stock in proportion to the respective amounts that would be payable if the total preferential amounts that would be owed to such holders under this Section 3.3 in respect of such shares held by them were payable in full.

3.4 Series Z Preferred Stock. After the full satisfaction of the Corporation’s obligations under Sections 3.1, 3.2 and 3.3 above, the holder of each share of Series Z Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the greater of (A) the Original Issue Price of the Series Z Preferred Stock plus all declared but unpaid dividends on such share of Series Z Preferred Stock and (B) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up of the Corporation (including, without limitation, any such deemed liquidation events as provided in Section 3.6) if all outstanding shares of Series Z Preferred Stock were converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation (including, without limitation, any such deemed liquidation events as provided in Section 3.6), and after satisfaction of the Corporation’s obligations under Sections 3.1, 3.2 and 3.3 above, the remaining Available Funds and Assets shall be insufficient to permit the payment to holders of the Series Z Preferred Stock of their full preferential amount described in this Section 3.4, then the entire Available Funds and Assets remaining after satisfaction of the Corporation’s obligations under Sections 3.1, 3.2 and 3.3 above shall be distributed ratably among the holders of the then-outstanding Series Z Preferred Stock in proportion to the respective amounts that would be payable if the total preferential amounts that would be owed to such holders under this Section 3.4 in respect of such shares held by them were payable in full.

3.5 No Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in Sections 3.1, 3.2, 3.3 and 3.4, then all such remaining Available Funds and Assets shall be distributed pro rata to the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock on a pari passu basis according to the number of shares of Class A Common Stock held by such holders, where each holder of shares of Class B Common Stock and/or Class C Common Stock is to be treated for this purpose as holding the greatest whole number of shares of Class A Common Stock then issuable upon conversion of all shares of Class B Common Stock and Class C Common Stock held by such holder calculated in accordance with Section 5 hereof. Notwithstanding the foregoing, in no event shall the holders of the Class B Common Stock or Class C Common Stock receive a payment or distribution that, on a per share basis, is greater than the amount received, on a per share basis, by any holder of shares of any other class or series of the Corporation’s capital stock.

3.6 Deemed Liquidation Events. Each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3: (a) any reorganization by way of share exchange, consolidation or merger or otherwise, in one transaction or series of related transactions (each, a “Combination Transaction”), in which the Corporation is a constituent corporation or is a party with another entity if, as a result of such Combination Transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; (b) any transaction or series of transactions to which the Corporation is a party in which at least 50% of the Corporation’s voting power is transferred; or (c) a sale of all or substantially all of the assets of the Corporation. For purposes of this Section 3.6, an “Acquiring Stockholder” means a stockholder or group of stockholders of the Corporation that (i) merges or combines with the Corporation in such Combination Transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Corporation in such Combination Transaction. For purposes of Section 6.1(b), all references to the “Corporation” in this Section 3.6 shall be deemed to refer to the Corporation and/or the Corporation’s wholly-owned subsidiaries.

3.7 Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) unless otherwise specified in a definitive agreement for a Combination Transaction, if the securities are then traded on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

(ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for a Combination Transaction, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this Section to reflect the approximate fair market value thereof, as determined in good faith by the Board.

4. Voting Rights.

4.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to the number of votes equal to seven times (7x) the number of whole shares of Class A Common Stock into which such shares of Class B Common Stock could be converted pursuant to the provisions of Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

(c) Class C Common Stock. Each holder of shares of Class C Common Stock shall be entitled to the number of votes equal to seventy times (70x) the number of whole shares of Class A Common Stock into which such shares of Class C Common Stock could be converted pursuant to the provisions of Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

4.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Class B Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

4.3 General. Subject to the other provisions of this Amended and Restated Certificate of Incorporation, each holder of Preferred Stock, Class B Common Stock and/or Class C Common Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Class A Common Stock, with respect to any question upon which holders of Class A Common Stock have the right to vote, except as may be otherwise required by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together and not as separate series or classes.

4.4 Changes to Authorized Class A Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding), by the affirmative vote of the holders of a majority of the voting power of all shares of capital stock of the Corporation entitled to vote thereon without a vote of the holders of the Class A Common Stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

4.5 Pre-IPO Board of Directors Election and Removal.

(a) Election of Directors. The total number of directors shall be determined in accordance with the Bylaws of the Corporation. For so long as at least 27,200,000 shares of Series A Preferred Stock and/or Series A-1 Preferred Stock are outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of the Preferred Stock or dividends declared in shares of such stock), the holders of the Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class (on an as-converted basis), shall be entitled to elect one director of the Corporation (the “Series A/A-1 Director”). For so long as at least 12,000,000 shares of Series B Preferred Stock are outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of the Preferred Stock or dividends declared in shares of such stock), the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one director of the Corporation (the “Series B Director” and together with the Series A/A-1 Director, a “Preferred Director”). The holders of the Series Z Preferred Stock and Class B Common Stock, voting together as a single class (on an as-converted basis), shall be entitled to elect one director of the Corporation. So long as any shares of Class C Common Stock are outstanding, the holders of the Class C Common Stock, voting as a separate class, shall be entitled to elect one director of the Corporation. For so long as there are five (5) or more directors authorized, the holders of the Preferred Stock and the Common Stock, voting together as a single class (with holders of the Preferred Stock voting on an as-converted to Common Stock basis) shall be entitled to elect the remaining directors of the Corporation.

(b) Quorum; Required Vote.

(i) Quorum. At any meeting held for the purpose of electing directors, the presence in person or by proxy of (A) holders of a majority of the shares of the Series A Preferred Stock and Series A-1 Preferred Stock then outstanding shall constitute a quorum for the election of the Series A/A-1 Director, (B) holders of a majority of the shares of Series B Preferred Stock then outstanding shall constitute a quorum for the election of the Series B Director, (C) holders of a majority of the shares of the Class B Common Stock and Series Z Preferred Stock then outstanding (on an as-converted basis) shall constitute a quorum for the election of the director to be elected by the holders of Class B Common Stock and Series Z Preferred Stock voting together as a singe class (on an as-converted basis), (D) holders of a majority of the shares of the Class C Common Stock then outstanding shall constitute a quorum for the election of the director to be elected solely by the holders of Class C Common Stock and (E) holders of a majority of the voting power of all the then-outstanding shares of Preferred Stock and Common Stock shall constitute a quorum for the election of the directors to be elected jointly by the holders of the Preferred Stock and the Common Stock, if any.

(ii) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series, class or classes of stock given the right to elect such director or directors pursuant to paragraph 4.5(a) above (the

“Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (A) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (B) in the case of any such vote taken by written consent without a meeting pursuant to Section 211(b) of the Delaware General Corporation Law, are elected by the written consent of the holders of a majority of the voting power of the outstanding shares (on an as-converted basis) of such Specified Stock.

(c) Vacancy. If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship may be elected by either: (i) a majority of the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there be but one), or (ii) the required vote of holders of the shares of such Specified Stock specified in subparagraph 4.5(b)(ii) above that are entitled to elect such director.

(d) Removal. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock, or by any director or directors elected by holders of any Specified Stock as provided in paragraph 4.5(c), may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power (with holders of the Preferred Stock voting on an as-converted to Common Stock basis) of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in paragraph 4.5(c).

(e) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section 4.5, shall be held in accordance with the procedures and provisions of the Corporation’s Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

4.6 Post-IPO Election of Directors. Notwithstanding anything to the contrary contained herein, following the closing of a Qualified IPO and subject to any rights of the holders of any series of Post-IPO Preferred Stock to elect additional directors under specified circumstances, the holders of Common Stock, voting together as a single class, shall be entitled to elect, remove and replace all directors of the Corporation.

5. Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Class B Common Stock, the outstanding shares of Class B Common Stock shall be convertible into Class A Common Stock and the outstanding shares of Class C Common

Stock shall be convertible into Class A Common Stock, or, as set forth in Section 5.4 below, in certain circumstances, Class B Common Stock as follows:

5.1 Optional Conversion.

(a) Optional Conversion of the Preferred Stock.

(i) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Class B Common Stock as provided herein.

(ii) Each holder of Preferred Stock who elects to convert the same into shares of Class B Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Class B Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class B Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class B Common Stock on such date. If a conversion election under this paragraph 5.1(a) is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended (which underwritten offering does not cause an automatic conversion pursuant to Section 5.2 to take place), the conversion may, at the option of the holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class B Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

(b) Optional Conversion of the Class B Common Stock.

(i) At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii) Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock or Class B Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If a conversion election under this paragraph 5.1(b) is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

(c) Optional Conversion of the Class C Common Stock.

(i) At the option of the holder thereof, each share of Class C Common Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii) Each holder of Class C Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock or Class C Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class C Common Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class C Common Stock to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If a conversion election under this paragraph 5.1(c) is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class C Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class C Common Stock shall not be deemed to have converted such shares of Class C Common Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

5.2 Automatic Conversion of the Preferred Stock.

(a) (i) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class B Common Stock immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $75,000,000 (a “Qualified IPO”).

(ii) Each share of Series A Preferred Stock and Series A-1 Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class B Common Stock upon the Corporation’s receipt of the written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted-to Class B Common Stock basis, to the conversion of all then-outstanding Series A Preferred Stock and Series A-1 Preferred Stock under this Section 5.

(iii) Each share of Series B Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class B Common Stock upon the Corporation’s receipt of the written consent of the holders of at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock, voting separately on an as-converted-to Class B Common Stock basis, to the conversion of all then-outstanding Series B Preferred Stock under this Section 5.

(iv) Each share of Series B-1 Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class B Common Stock upon the Corporation’s receipt of the written consent of the holders of at least sixty percent (60%) of the then-outstanding shares of Series B-1 Preferred Stock, voting separately on an as-converted-to Class B Common Stock basis, to the conversion of all then-outstanding Series B-1 Preferred Stock under this Section 5.

(v) Each share of Series B-2 Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class B Common Stock upon the Corporation’s receipt of the written consent of the holders of at least sixty percent (60%) of the then-outstanding shares of Series B-2 Preferred Stock, voting separately on an as-converted-to Class B Common Stock basis, to the conversion of all then-outstanding Series B-2 Preferred Stock under this Section 5.

(vi) Each share of Series C Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class B Common Stock upon the Corporation’s receipt of the written consent of the holders of at least sixty percent (60%) of the then-outstanding shares of Series C Preferred Stock, voting separately on an as-converted-to Class B Common Stock basis, to the conversion of all then-outstanding Series C Preferred Stock under this Section 5.

(vii) Each share of Series Z Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class B Common Stock upon the Corporation’s receipt of the written consent of the holders of at least a majority of the then-

outstanding shares of Preferred Stock, voting together on an as-converted-to Class B Common Stock basis, to the conversion of all then-outstanding Series Z Preferred Stock under this Section 5.

(b) Upon the occurrence of an event described in paragraph 5.2(a) above, the outstanding shares of each series of Preferred Stock so converted shall be converted into Class B Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of any series of Preferred Stock, the holders of such series of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Class B Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class B Common Stock into which such shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

5.3 Automatic Conversion of the Class B Common Stock. In the event of a Transfer, other than a Permitted Transfer, of a share of Class B Common Stock that occurs prior to the closing of a Qualified IPO, such share of Class B Common Stock shall automatically convert to one fully paid and nonassessable share of Class A Common Stock immediately prior to the closing of a Qualified IPO, and subject to any adjustments required by Sections 5.6 and 5.7. At any time following the closing of a Qualified IPO, each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon the earlier of (a) a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock or (b) the Final Conversion Date, subject to any adjustments required by Sections 5.6 and 5.7. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A

Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

5.4 Automatic Conversion of the Class C Common Stock. Subject to any adjustments required by Sections 5.6 and 5.7, at any time following the closing of a Qualified IPO, a share of Class C Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon the earlier of (a) a Transfer, other than a Permitted Transfer, of such share of Class C Common Stock or (b) the Final Conversion Date (the earlier of such events, a “Class C Conversion Event”). However, if such Class C Conversion Event occurs prior to the closing of a Qualified IPO, such share of Class C Common Stock instead shall automatically be converted into one fully paid and nonassessable share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock or Class B Common Stock, as applicable, issuable upon such conversion unless the certificates evidencing such shares of Class C Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class C Common Stock, the holders of Class C Common Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock or Class B Common Stock, as applicable, into which the shares of Class C Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

5.5 Conversion Upon Death or Disability. At any time following the closing of a Qualified IPO, each share of Class B Common Stock held of record by a Senior Common Stockholder, other than the Founder, who is a natural person, or by such Senior Common Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such Senior Common Stockholder. At any time prior the closing of a Qualified IPO, each share of Class C Common Stock held by the Founder shall automatically, without any further action, convert into one fully paid and nonassessable share of Class B Common Stock nine months after the date of the death or Disability of the Founder. At any time following the closing of a Qualified IPO, each share of Class B Common Stock and Class C Common Stock held by the Founder shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock nine months after the date of the death or Disability of the Founder.

5.6 Common Class Adjustments for Other Dividends and Distributions. If, at any time or from time to time on or after the Effective Time, the Corporation pays a dividend or makes another distribution to the holders of Class A Common Stock payable in securities of the Corporation, without an equivalent issuance by the Corporation of additional shares of Common Stock, as applicable, as a dividend or other distribution on the outstanding shares of all other series of Common Stock (each a “Class A Event”), then, in each such event, provision shall be made so that the holders of any series of Common Stock that are not receiving such dividend or distribution (the “Non-Distribution Common Classes”) shall receive upon conversion of their shares of such Non-Distribution Common Classes into Class A Common Stock (or Class B Common Stock in the case of Class C Common Stock convertible into Class B Common Stock prior to a Qualified IPO), in addition to the number of shares of Common Stock receivable upon conversion thereof pursuant to this Section 5, the number of shares of Class A Common Stock (or Class B Common Stock in the case of Class C Common Stock convertible into Class B Common Stock prior to a Qualified IPO) that they would have received had their shares of the Non-Distribution Common Classes been converted into Class A Common Stock (or Class B Common Stock in the case of Class C Common Stock convertible into Class B Common Stock prior to a Qualified IPO) immediately prior to the first Class A Event (or the record date for the first Class A Event, as applicable) and had they continuously held such shares of Class A Common Stock (or Class B Common Stock in the case of Class C Common Stock convertible into Class B Common Stock prior to a Qualified IPO) during the period from the date of the first Class A Event (or the record date for the first Class A Event, as applicable) to and including the conversion date, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Class A Common Stock.

5.7 Common Class Adjustment for Stock Splits or Combinations

(a) If at any time or from time to time after the Effective Time, the Corporation effects a subdivision of the outstanding shares of the Class A Common Stock into a greater number of shares of Class A Common Stock without an equivalent subdivision of the outstanding shares of the Class B Common Stock, then in the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock, the shares of Class B Common Stock shall convert into a number of shares of Class A Common Stock that has been proportionately increased. If at any time or from time to time after the Effective Time, the Corporation effects a combination of the outstanding shares of the Class A Common Stock into a smaller number of shares of Class A Common Stock without an equivalent combination of the outstanding shares of the Class B Common Stock, then in the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock, the shares of Class B Common Stock shall convert into a number of shares of Class A Common Stock that has been proportionately decreased.

(b) If at any time or from time to time after the Effective Time, the Corporation effects a subdivision of the outstanding shares of the Class A Common Stock into a greater number of shares of Class A Common Stock without an equivalent subdivision of the outstanding shares of the Class C Common Stock , then in the event of a conversion of shares of Class C Common Stock into shares of Class A Common Stock, the shares of Class C Common Stock shall convert into a number of shares of Class A Common Stock (or equivalent number of shares of Class B Common Stock in the case of Class C Common Stock convertible into Class B Common Stock prior to a Qualified IPO) that has been proportionately increased. If at any time or from time to time after the Effective Time, the Corporation effects a combination of the outstanding shares of the Class A Common Stock into a smaller number of shares of Class A Common Stock without an equivalent combination of the outstanding shares of the Class C Common Stock, then in the event of a conversion of shares of Class C Common Stock into shares of Class A Common Stock, the shares of Class C Common Stock shall convert into a number of shares of Class A Common Stock (or equivalent number of shares of Class B Common Stock in the case of Class C Common Stock convertible into Class B Common Stock prior to a Qualified IPO) that has been proportionately decreased.

(c) If at any time or from time to time after the Effective Time, the Corporation effects a subdivision of the outstanding shares of the Class B Common Stock into a greater number of shares of Class B Common Stock without an equivalent subdivision of the outstanding shares of the Class C Common Stock , then in the event of a conversion of shares of Class C Common Stock into shares of Class B Common Stock, the shares of Class C Common Stock shall convert into a number of shares of Class B Common Stock (or equivalent number of shares of Class A Common Stock in the case of Class C Common Stock convertible into Class A Common Stock following a Qualified IPO) that has been proportionately increased. If at any time or from time to time after the Effective Time, the Corporation effects a combination of the outstanding shares of the Class B Common Stock into a smaller number of shares of Class B Common Stock without an equivalent combination of the outstanding shares of the Class C Common Stock, then in the event of a conversion of shares of Class C Common Stock into shares of Class B Common Stock, the shares of Class C Common Stock shall convert into a number of shares of Class B Common Stock (or equivalent number of shares of Class A Common Stock in the case of Class C Common Stock convertible into Class A Common Stock following a Qualified IPO) that has been proportionately decreased.

5.8 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with Section 5.1 or Section 5.2 above into the number of shares of Class B Common Stock that results from dividing the Original Issue Price for such series of Preferred Stock (or in the case of Series C Preferred Stock, the Original Issue Price for such share of Series C Preferred Stock) by the conversion price for such series of Preferred Stock (or in the case of Series C Preferred Stock, the conversion price for such share of Series C Preferred Stock) that is in effect at the time of conversion (the “Conversion Price”). The initial Conversion Price for each series of Preferred Stock shall be the Original Issue Price for such series of Preferred Stock. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

5.9 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of each series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock (or in the case of Series C Preferred Stock, the Conversion Price for such share of Series C Preferred Stock) in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock (or in the case of Series C Preferred Stock, the Conversion Price for such share of Series C Preferred Stock). The Conversion Price for a series of Preferred Stock (or in the case of Series C Preferred

Stock, the Conversion Price for a share of Series C Preferred Stock) shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the Original Issue Date, (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock without an equivalent subdivision of the outstanding shares of Preferred Stock or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock without an equivalent combination of the outstanding shares of Preferred Stock.

5.10 Adjustments for Other Dividends and Distributions. If, at any time or from time to time after the Original Issue Date, the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

5.11 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Class B Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 5), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Class B Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

5.12 Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (other than an event that is governed under Section 3 hereof), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 5.12 shall similarly apply to successive reorganizations, mergers and consolidations. Notwithstanding anything to the contrary contained in this Section 5, if any reorganization, merger or consolidation is approved by the vote of stockholders required by Section 6 hereof, then such transaction and the rights of the holders of Preferred Stock and Common Stock pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this Section 5.12.

5.13 Sale of Shares Below Conversion Price.

(a) Adjustment Formula. If at any time or from time to time after the Original Issue Date the Corporation issues or sells, or is deemed by the provisions of this Section 5.13 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 5.9, a dividend or distribution as provided in Section 5.10, a recapitalization, reclassification or other change as provided in Section 5.11, or a reorganization, merger or consolidation as provided in Section 5.12, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a series of Preferred Stock (or in the case of Series C Preferred Stock, the Conversion Price for any share of Series C Preferred Stock) in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for such series of Preferred Stock (or in the case of Series C Preferred Stock, the Conversion Price for such share of Series C Preferred Stock) shall be reduced, as of the close of business on the date of such issue or sale, to a price equal to the quotient obtained by dividing the total computed under clause (i) below by the total computed under clause (ii) below as follows:

(i) the amount equal to the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock multiplied by the Conversion Price for such series of Preferred Stock (or in the case of Series C Preferred Stock, the Conversion Price for such share of Series C Preferred Stock) in effect immediately prior to such issue or sale, plus (B) the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold);

(ii) the amount equal to the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b) Certain Definitions. For the purpose of making any adjustment required under this Section 5.13:

(i) The “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 5.13(c) below, whether or not subsequently reacquired or retired by the Corporation, other than:

(A) shares of Class B Common Stock issued or issuable upon conversion of shares of Preferred Stock and/or Class C Common Stock that are currently outstanding or issued hereafter;

(B) shares of Class A Common Stock issued or issuable upon conversion of shares of Class B Common Stock and/or Class C Common Stock that are currently outstanding or issued hereafter;

(C) 19,160,000 shares of Class B Common Stock (and/or warrants or other rights therefor) issued to KPCB Holdings, Inc, as nominee, or its designee.

(D) 7,768,240 shares of Class B Common Stock (and the warrant or other rights therefor) issuable upon the exercise of a warrant to purchase shares of Class B Common Stock issuable to a strategic partner of the Corporation.

(E) 694,848 shares of Class B Common Stock (and/or warrants or other rights therefor) issued to Allen & Company or its designee;

(F) any shares of Common Stock (and/or options, warrants, restricted stock units or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants, or advisors of the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other compensatory arrangements that are approved by the Board or the compensation committee of the Board;

(G) shares of Common Stock or Preferred Stock (and/or options, warrants, restricted stock units or rights therefor) issued pursuant to any strategic transaction (not including a transaction covered by (I) below) entered into for primarily non-equity financing purposes, provided that any such arrangement is approved by the Board and by the vote of holders of a majority of the then-outstanding Preferred Stock, voting together as a single class on an as-converted-to Class B Common Stock basis;

(H) shares of Common Stock or Preferred Stock (and/or options, warrants, restricted stock units or rights therefor) issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution, provided that any such arrangement is approved by the Board;

(I) shares of Common Stock or Preferred Stock (and/or options, warrants, restricted stock units or rights therefor) issued for consideration other than cash pursuant to any merger, consolidation, acquisition, joint venture or similar business combination, provided that any such arrangement is approved by the Board;

(J) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants, restricted stock units or rights to purchase any securities of the Corporation outstanding as of the date of this Amended and Restated Certificate of Incorporation and any securities issuable upon the conversion thereof;

(K) shares of Common Stock issued pursuant to a transaction described in Section 5.9 hereof;

(L) shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock pursuant to Section 5.2 hereof; and

(M) shares of Common Stock or Preferred Stock (and/or options, or warrants, restricted stock units or rights therefor) issued or issuable hereafter that are approved by (i) with respect to adjustments to the Conversion Prices of the Series A Preferred Stock and Series A-1 Preferred Stock, the vote of holders of a majority of the then-outstanding Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted-to Class B Common Stock basis, as being excluded from the definition of “Additional Shares of Common Stock” under this paragraph 5.13(b), (ii) with respect to adjustments to the Conversion Price of the Series B Preferred Stock, the vote of holders of at least sixty percent (60%) of the then-outstanding Series B Preferred Stock, voting as a separate class, as being excluded from the definition of “Additional Shares of Common Stock” under this paragraph 5.13(b), (iii) with respect to adjustments to the Conversion Price of the Series B-1 Preferred Stock, the vote of holders of at least sixty percent (60%) of the then-outstanding Series B-1 Preferred Stock, voting as a separate class, as being excluded from the definition of “Additional Shares of Common Stock” under this paragraph 5.13(b), (iv) with respect to adjustments to the Conversion Price of the Series B-2 Preferred Stock, the vote of holders of at least sixty percent (60%) of the then-outstanding Series B-2 Preferred Stock, voting as a separate class, as being excluded from the definition of “Additional Shares of Common Stock” under this paragraph 5.13(b), (v) with respect to adjustments to the Conversion Price of the Series C Preferred Stock, the vote of holders of at least sixty percent (60%) of the then-outstanding and affected Series C Preferred Stock, voting as a separate class, as being excluded from the definition of “Additional Shares of Common Stock” under this paragraph 5.13(b), and (vi) with respect to adjustments to the Conversion Price of the Series Z Preferred Stock, the vote of holders of at least a majority of the then-outstanding Series Z Preferred Stock, voting as a separate class, as being excluded from the definition of “Additional Shares of Common Stock” under this paragraph 5.13(b).

(ii) The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of Additional Shares of Common Stock shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or

Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock that are outstanding at the time in question, plus (B) all shares of Common Stock issuable upon conversion of all shares of Preferred Stock or other Convertible Securities (other than those shares included in 5.13(b)(iii)(A) above) that are outstanding at the time in question, plus (C) all shares of Common Stock that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or outstanding Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

(iv) The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 5.13, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 5.13, for the issue of such Additional Shares of Common Stock.

(vi) The “Rights or Options” shall mean warrants, options, restricted stock units or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this Section 5.13 (or in the case of Series C Preferred Stock, the Conversion Price for any share of Series C Preferred Stock), if the Corporation issues or sells any Rights, Options or Convertible Securities, and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock (or in the case of Series C Preferred Stock, the Conversion Price for any share of Series C Preferred Stock), then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced;

(iii) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities; and

(iv) in the event that Rights, Options or Convertible Securities are to be issued in a series of related transactions, the Corporation shall be deemed to have issued, at the time of the initial closing of such series of related transactions, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable at the initial and all future closings of such transaction and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights, Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the

Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

5.14 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock (or in the case of Series C Preferred Stock, the Conversion Price for any share of Series C Preferred Stock), the Corporation, at its expense, shall cause an officer of the Corporation to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Stock (or in the case of Series C Preferred Stock, the holder of such share of Series C Preferred Stock) at the holder’s address as shown in the Corporation’s books.

5.15 Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Class B Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

5.16 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock and Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, Class B Common Stock and the Class C Common Stock, as applicable, such number of its shares of Class B Common Stock and Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, Class B Common Stock and Class C Common Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock and Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, Class B Common Stock and Class C Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock and Class A Common Stock to such number of shares as shall be sufficient for such purpose.

5.17 Notices. Any notice required by the provisions of this Amended and Restated Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or three days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

5.18 Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

6. Restrictions and Limitations.

6.1 Preferred Stock Protective Provisions. So long as at least 22,400,000 shares of Preferred Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the Preferred Stock then outstanding, voting together as a single class on an as-converted-to Class B Common Stock basis, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(a) amend the Corporation’s Certificate of Incorporation or Bylaws;

(b) effect, or permit any Subsidiary to effect, a transaction described in Section 3.6 hereof, including without limitation by way of any lease, sale, distribution or other disposition of the Corporation’s or any Subsidiary’s products or intellectual property;

(c) alter or change the rights, preferences or privileges of the Preferred Stock;

(d) declare or pay any dividends on (other than dividends payable solely in shares of its own Common Stock), or declare or make any other distribution, purchase, redemption or acquisition (other than Permitted Repurchases), directly or indirectly, on account of any shares of Common Stock or Preferred Stock now or hereafter outstanding;

(e) change the authorized number of members of the Board to a number greater than ten (10);

(f) incur, or permit any Subsidiary to incur, indebtedness in a single transaction or series of related transactions in excess of $10 million unless such transaction or series of related transactions is unanimously approved by the then-current members of the Board;

(g) make, or permit any Subsidiary to make, any voluntary petition for bankruptcy or an assignment for the benefit of creditors;

(h) enter into, or permit any Subsidiary to enter into, any exclusive license of a material portion of the Corporation’s or its Subsidiaries, taken as a whole, products or intellectual property; or

(i) increase or decrease the authorized number of shares of Preferred Stock or Common Stock.

6.2 Series B Preferred Stock Protective Provisions. So long as at least 12,000,000 shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of at least sixty percent (60%) of the Series B Preferred Stock then outstanding, voting as a separate class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(a) reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on parity with the Series B Preferred Stock as to dividend rights, liquidation preferences or voting preferences;

(b) create or authorize any class or series of capital stock (or any securities convertible into or exercisable for capital stock) having rights or preferences senior to or on parity with the Series B Preferred Stock as to dividend rights, liquidation preferences or voting preferences; or

(c) increase or decrease the total number of authorized shares of Series B Preferred Stock (other than in connection with a redemption, conversion or a proportionate subdivision or combination of all shares of Common Stock and Preferred Stock).

6.3 Series B-1 Preferred Stock Protective Provisions. So long as at least 640,000 shares of Series B-1 Preferred Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of at least sixty percent (60%) of the Series B-1 Preferred Stock then outstanding, voting together as a class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(a) reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on parity with the Series B-1 Preferred Stock as to dividend rights, liquidation preferences or voting preferences;

(b) create or authorize any class or series of capital stock (or any securities convertible into or exercisable for capital stock) having rights or preferences senior to or on parity with the Series B-1 Preferred Stock as to dividend rights, liquidation preferences or voting preferences; or

(c) increase or decrease the total number of authorized shares of Series B-1 Preferred Stock (other than in connection with a redemption, conversion or a proportionate subdivision or combination of all shares of Common Stock and Preferred Stock).

6.4 Series B-2 Preferred Stock Protective Provisions. So long as at least 466,000 shares of Series B-2 Preferred Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of at least sixty percent (60%) of the Series B-2 Preferred Stock then outstanding, voting together as a class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(a) alter or change the rights, preferences or privileges of the Series B-2 Preferred Stock, which, for the avoidance of doubt, shall include waiving the treatment of any transaction described in Article V Section 3.6 hereof as a deemed liquidation, dissolution or winding up of the Corporation hereunder;

(b) reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on parity with the Series B-2 Preferred Stock as to dividend rights, liquidation preferences or voting preferences; or

(c) increase or decrease the total number of authorized shares of Series B-2 Preferred Stock (other than in connection with a redemption, conversion or a proportionate subdivision or combination of all shares of Common Stock and Preferred Stock).

6.5 Series A/A-1 Preferred Stock Protective Provisions. So long as at least 22,400,000 shares of Series A Preferred Stock and/or Series A-1 Preferred Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the Series A Preferred Stock and Series A-1 Preferred Stock then outstanding, voting together as a single class on an as-converted-to Class B Common Stock basis, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(a) reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock or Series A-1 Preferred Stock as to dividend rights, liquidation preferences or voting preferences;

(b) create or authorize any class or series of capital stock (or any securities convertible into or exercisable for capital stock) having rights or preferences senior to or on parity with the Series A Preferred Stock or Series A-1 Preferred Stock as to dividend rights, liquidation preferences or voting preferences; or

(c) increase or decrease the total number of authorized shares of Series A Preferred Stock or Series A-1 Preferred Stock (other than in connection with a redemption, conversion or a proportionate subdivision or combination of all shares of Common Stock and Preferred Stock).

6.6 Series C Preferred Stock Protective Provisions. So long as at least 6,985,472 shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of at least sixty percent (60%) of the Series C Preferred Stock then outstanding, voting together as a class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(a) reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on parity with the Series C Preferred Stock as to dividend rights, liquidation preferences or voting preferences; or

(b) create or authorize any class or series of capital stock (or any securities convertible into or exercisable for capital stock) having rights or preferences senior to or on parity with the Series C Preferred Stock as to dividend rights, liquidation preferences or voting preferences; or

(c) increase or decrease the total number of authorized shares of Series C Preferred Stock (other than in connection with a redemption, conversion or a proportionate subdivision or combination of all shares of Common Stock and Preferred Stock); or

(d) decrease, waive, amend or eliminate the liquidation rights of the Series C Preferred Stock described in Article V Section 3.1 hereof.

6.7 Class B Common Stock and Class C Common Stock Protective Provisions. So long as any shares of Class B Common Stock or Class C Common Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock and Class C Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(a) amend, alter, or repeal of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that (i) modifies the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock so as to adversely affect such series or (ii) modifies the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Class C Common Stock so as to adversely affect such series; or

(b) reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on parity with the Class B Common Stock or Class C Common Stock as to dividend rights, liquidation preferences or voting preferences; or

(c) effect, or permit any Subsidiary to effect, a transaction described in Section 3.6 hereof, including without limitation by way of any lease, sale, distribution or other disposition of the Corporation’s or any Subsidiary’s products or intellectual property pursuant to which a class or series of the Corporation’s capital stock is not treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed as compared to another class or series of the Corporation’s capital stock; or

(d) increase or decrease the total number of authorized shares of Class B Common Stock or Class C Common Stock, or, after the closing of a Qualified IPO, issue any shares of Class B Common Stock or Class C Common Stock (other than in connection with a redemption or a proportionate subdivision or combination of all shares of Common Stock and Preferred Stock).

7. Identical Rights. Except for (a) in connection with any dividend or distribution paid by the Corporation in the form of capital stock of the Corporation to holders of any series of Common Stock, (b) in connection with any subdivision or combination of the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock or (c) as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

7.1 Dividends and Distributions. Shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be treated equally, identically and ratably, on a per-share basis, with respect to any cash distribution paid or distributed by the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Class A Common Stock, Class B Common Stock and Class C Common Stock treated adversely, voting separately as a class.

7.2 Equal Treatment in a Combination Transaction. In connection with any Combination Transaction, shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be treated equally, identically and ratably, on a per-share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Class A Common Stock, Class B Common Stock and Class B Common Stock treated adversely, voting separately as a class. Notwithstanding anything set forth herein to the contrary, in the event of any Combination Transaction to which the Corporation is a party in which the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock will be exchanged for or converted into, or will receive a distribution of, cash or other property or securities of the Corporation or any other person, each share of Common Stock shall be entitled to receive Equivalent Consideration (as defined herein) on a per-share basis. As used herein, the term “Equivalent Consideration” shall mean consideration in the same form, in the same amount and with the same voting rights on a per-share basis; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Class A Common Stock, Class B Common Stock or Class C Common Stock in connection with any Combination Transaction pursuant to any employment, consulting, severance or other arrangement shall not be deemed to be “consideration” that is included in the determination of “Equivalent Consideration.”

8. Miscellaneous.

8.1 No Reissuance of Preferred Stock or Class C Common Stock. No share or shares of Preferred Stock or Class C Common Stock acquired by the Corporation by reason of redemption, purchase, conversion (including conversion following the Final Conversion Date) or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

8.2 Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. Special Meetings. Special meetings of the stockholders may be called only by (i) a majority of the voting power of the Class A Common Stock, Class B Common Stock and Class C Common Stock, voting together as a single class, (ii) by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board; (iii) the chairman of the Board of Directors; or (iv) the chief executive officer of the Corporation.

2. Stockholder Action by Written Consent. Until the Final Conversion Date, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted. Effective on and after the Final Conversion Date, subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

3. Advance Notice of Nominations. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

4. Choice of Forum. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law, the Restated Certificate or the Bylaws of the Corporation; or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

ARTICLE VII

AMENDMENT OF BYLAWS

The Board shall have the power to adopt, amend or repeal Bylaws of the Corporation.

ARTICLE VIII

VOTE BY BALLOT

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

DIRECTOR LIABILITY

1. Limitation of Liability. To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director of the Corporation. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. Agent Limitation of Liability. The Corporation is authorized to provide indemnification of its agents for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise.

3. Change in Rights. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or agent of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE X

DIRECTORS AND CORPORATE OPPORTUNITIES

In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.

ARTICLE XI

CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

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